EXHIBIT 10.2

WESBANCO, INC.

INCENTIVE BONUS, OPTION AND RESTRICTED STOCK PLAN

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PERFORMANCE

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (the “Agreement”) made as of the 16th day of May, 2017 by and between WESBANCO, INC., a West Virginia corporation (the “Company”) and                      (the “Employee”).

WHEREAS, the Company sponsors and maintains the Wesbanco, Inc. Incentive Bonus, Option and Restricted Stock Plan (the “Incentive Plan”);

WHEREAS, the Company has employed the Employee as of the date hereof and desires to encourage the Employee to remain an employee of the Company and, during such employment, to contribute substantially to the financial performance of the Company and, to provide that incentive, the Company has awarded the Employee, subject to the performance and employment restrictions described herein, an aggregate of                      shares of restricted shares of the common stock of the Company, $2.0833 par value per share (“Common Stock”), under the Incentive Plan subject to the terms and conditions set forth in this Restricted Stock Agreement (together with any increases for dividends paid in accordance with Paragraph 2(d) or adjustments as provided in Paragraph 7, below, the “Performance Restricted Shares”);

WHEREAS, the Performance Restricted Shares are subject to both (i) the Employee’s remaining an Employee (except in instances of death, Disability or Retirement (as those initially capitalized terms are defined in the Incentive Plan) with the consent of the Company as described below) during the Restriction Period as defined in Paragraph 3(b) and (ii) the Compensation Committee’s determination that the Company has attained the financial performance criteria set forth in Paragraph 3(b) during the Restriction Period; and

WHEREAS, the Company and the Employee desire to evidence the award of the Performance Restricted Shares and the terms and conditions applicable thereto in this Performance Restricted Stock Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound, the Company and the Employee agree as follows:

1.    Grant of Performance Restricted Shares. The Company hereby grants to the Employee, effective on January 1, 2018 if the Employee is an employee of the Company or a direct or indirect subsidiary of the Company on January 1, 2018, the Performance Restricted Shares subject to the restrictions and other terms and conditions set forth herein. Simultaneously with the execution and delivery of this Agreement, the

Employee shall deliver to the Company a stock power endorsed in blank relating to the Performance Restricted Shares (including in such power any increases or adjustments to the Performance Restricted Shares). As soon as practicable after the Date of Grant, the Company shall direct that a book entry or other electronic record or a stock certificate or certificates representing the Performance Restricted Shares be registered in the name of and issued to the Employee and initially bearing the legend described in Paragraph 5. The Performance Restricted Shares and any electronic record or certificate or certificates representing the Performance Restricted Shares shall be held in the custody of the Company or its designee until the expiration of the applicable Restrictions. Upon any forfeiture in accordance with Paragraph 4 of the Performance Restricted Shares Agreement, the certificate or certificates representing the forfeited Performance Restricted Shares shall be canceled.

2.    Restrictions. Employee shall have all rights and privileges of a stockholder of the Company with respect to the Performance Restricted Shares, except that the following restrictions shall apply:

(a)    None of the Performance Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the “Restriction Period” as defined below.

(b)    The Performance Restricted Shares are subject to forfeiture during the Restriction Period in accordance with Paragraph 4 of this Agreement.

(c)    The Performance Restricted Shares and any certificate representing the Performance Restricted Shares shall be held in custody by the Company or its designee until such time as either the Restriction Period shall have been completed.

(d)    Dividends paid with respect to the Performance Restricted Shares during the Restriction Period shall not be paid to the Employee and, instead, shall be converted into additional shares of Performance Restricted Shares at the average of the high and low trading price of a share of Common Stock on the date the cash dividend would otherwise have been paid and such shares of Performance Restricted Shares shall be additions to the shares subject to the Restrictions hereunder, provided, however, the Compensation Committee of the Board of Directors may, in its sole discretion, determine at any time or from time to time, to pay such dividends in cash directly to the Employee.

3.     Term of Restriction.

(a)    Subject to the forfeiture provisions of Paragraph 4 of this Agreement, the Restrictions shall lapse:

(i) as to one-half of the Performance Restricted Shares initially granted under this Agreement, on May 16, 2021 (A) if the Employee is an employee of the Company or a direct or indirect subsidiary of the Company on May 16, 2021 and (B) to the extent that the Compensation Committee determines the Performance Criteria have been met during the Restriction Period; and

(ii) as to the remainder of Performance Restricted Shares subject to the Restrictions, on May 16, 2022 (A) if the Employee is an employee of the Company or a direct or indirect subsidiary of the Company on May 16, 2022 and (B) to the extent the Compensation Committee determines the Performance Criteria have been met during the Restriction Period, in each case unless the Employee’s cessation of employment was due to the Employee’s death, Disability or Retirement with the consent of the Company.

(b)    (i) The period from the Date of Grant until the lapse of the applicable of the Restrictions with respect to the Performance Restricted Shares is the “Restriction Period” for purposes of this Agreement; and (ii), the “Performance Criteria” are the relative degrees of the Company’s attainment, in all cases as determined by the Compensation Committee, of (A) Return on Assets (“ROA”) and/or (B) Return on Average Annual Tangible Common Equity (“ROATCE”), as defined by U.S. generally accepted accounting principles (“GAAP”), as against the peer group of financial institutions set forth on Exhibit A, each of which is a financial institution with total assets of more than $10 billion and less than $15 billion as of the Date of Grant (the “Peer Group”). The relative degree of attainment shall be measured separately for each of the first three calendar years during the Restriction Period and, for each calendar year, shall be measured separately for ROA and ROATCE, creating six different measurements. For each of the six different measurements, as much as one-sixth (1/6th) of the Performance Restricted Shares subject to this Agreement may be earned. All of the 1/6th of the Performance Restricted Shares for a particular measurement will be earned if the Company’s actual performance on the measure in question (that is, ROA or ROATCE for that calendar year) is equal to or greater than 100% of the average on that measure of the actual performance of the members of the Peer Group and if the Company’s actual performance on measure in question is less than 100% but equal to or greater than 85% of the actual performance of the members of the Peer Group in such measurement, 85% of the 1/6th of the Performance Restricted Shares for that measurement shall be deemed earned. No Performance Restricted Shares shall be earned for any calendar year on any measurement for which the Company’s actual performance is less than 85% of the average of the actual performance of the members of the Peer Group for that calendar year on that measurement and no more than the number of Performance Restricted Shares subject to this Agreement may be earned for performance that exceeds 100% on any measurement. Notwithstanding performance in any calendar year on any measure, the Restrictions shall not lapse and Performance Restricted Shares shall remain subject to the continuing employment requirements set forth in this Agreement and shall not be distributed until all matters are determined by the Compensation Committee as described and at the times set for in subparagraph 3(c) below.

(c)    The Compensation Committee will appropriately make adjustments in the method of calculating the attainment of the Performance Criteria as follows: (i) to exclude restructuring or other nonrecurring charges; (ii) to exclude the effects of changes to GAAP; (iii) to exclude the effects of any statutory adjustments to corporate tax rates;

(iv) to exclude the effects of any items that are “unusual” in nature or occur “infrequently” as determined under GAAP; (v) to exclude the dilutive effects of mergers, acquisitions or joint ventures; (vi) to exclude the effect of any change in the outstanding shares of the Company’s common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; and (vii) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under GAAP.

(d)    As soon as administratively practicable following May 16, 2021 with respect to one half of the Performance Restricted Shares initially awarded hereunder and with respect to the remaining Performance Restricted Shares on May 16, 2022, to the extent the Committee determines that the Restrictions have lapse without a forfeiture of the applicable Performance Restricted Shares, and upon the satisfaction of all other applicable conditions as to such Performance Restricted Shares, including, but not limited to, the payment by the Employee of all applicable withholding taxes, if any, the Company shall deliver or cause to be delivered to the Employee shares of common stock of the Company, which may be in the form of a certificate or certificates for such shares or electronic or book entry if so directed by the Employee.

4.    Forfeiture of Performance Restricted Shares. If Employee’s employment with the Company and all of its direct or indirect subsidiaries is terminated by either party for any reason, including, but not limited to, the involuntary termination of the Employee’s employment with the Company for any reason, with or without cause, other than the Employee’s death, Disability or Retirement with the consent of the Company (i) all rights of the Employee to the Performance Restricted Shares which remain subject to the Restrictions shall terminate immediately and be forfeited in their entirety, and (ii) the forfeited Performance Restricted Shares and any stock certificate or certificates representing the forfeited Performance Restricted Shares shall be canceled. If the Employee dies, becomes disabled or retires with the consent of the Company, the Employee (or the Employee’s beneficiary) shall receive the Performance Restricted Shares when, if and to the extent, the Restrictions lapse under Paragraph 3.

5.    Legend. During the Restriction Period, the Performance Restricted Shares and any share certificate or certificates evidencing the Performance Restricted Shares shall be endorsed with the following legend (in addition to any legend required under applicable securities laws or any agreement by which the Company is bound):

THE TRANSFERABILITY OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A RESTRICTED STOCK AGREEMENT ENTERED INTO BY AND BETWEEN WESBANCO, INC. AND THE HOLDER OF THIS CERTIFICATE. A COPY OF SUCH AGREEMENT IS ON FILE AT THE OFFICE OF THE COMPANY.

6.    Withholding. The Company or its direct or indirect subsidiary may withhold from the number of Performance Restricted Shares or from any cash amount payable hereunder or any other cash payments due to Employee all taxes, including social security taxes, which the Company or its direct or indirect subsidiary is required or otherwise authorized to withhold with respect to the Performance Restricted Shares.

7.    Adjustments to Number of Shares. Any shares issued to Employee with respect to the Performance Restricted Shares in the event of any change in the number of outstanding shares of common stock of the Company through the declaration of a stock dividend or a stock split or combination of shares or any other similar capitalization change shall be deemed to be Performance Restricted Shares subject to all the terms set forth in this Agreement.

8.    No Right to Continued Employment; Effect on Benefit Plans. This Agreement shall not confer upon Employee any right with respect to continuance of his or her employment or other relationship, nor shall it interfere in any way with the right of the Company or its direct or indirect subsidiary to terminate his or her employment or other relationship at any time. Income realized by Employee pursuant to this Agreement shall not be included in Employee’s earnings for the purpose of any benefit plan in which Employee may be enrolled or for which Employee may become eligible unless otherwise specifically provided for in such plan.

9.    Employee Representations. In connection with the issuance of the Performance Restricted Shares, Employee represents the following:

(a)    Employee hereby acknowledges that Employee has been informed that, with respect to the issuance of the Performance Restricted Shares, an election may be filed by Employee with the Internal Revenue Service, within thirty (30) days of the issuance of such Performance Restricted Shares, electing pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to be taxed currently on the fair market value of such Shares on the date of purchase. Employee acknowledges that Employee has sought the advice of Employee’s own tax advisors in connection with the issuance of the Performance Restricted Shares and the advisability of filing of such election under Section 83(b) of the Code. EMPLOYEE ACKNOWLEDGES THAT IT IS EMPLOYEE’S SOLE RESPONSIBILITY TO FILE TIMELY THE ELECTION UNDER SECTION 83(b) AND THAT NEITHER THE COMPANY NOR ANY DIRECT OR INDIRECT SUBSIDIARY OF THE COMPANY HAS ANY OBLIGATIONS WITH RESPECT THERETO.

(b)    Employee has reviewed with Employee’s own tax advisors, the federal, state, local and foreign tax consequences of this Agreement and the transactions contemplated hereby. Employee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Employee understands that Employee (and not the Company) shall be responsible for Employee’s own tax liability that may arise as a result of this Agreement and the transactions contemplated hereby.

(c)    Employee has received, read and understood this Agreement and the Incentive Plan and agrees to abide by and be bound by their respective terms and conditions.

10.    Non-solicitation. For a term of one year following termination of employment with Company or any of its subsidiaries, the Employee will not, directly or indirectly either for himself or any other Person (as defined herein), (i) induce or attempt to induce any employee of the Company or its subsidiaries to leave the employ of the Company or its subsidiaries, (ii) in any way interfere with the relationship between Company or its subsidiaries and any employee of Company or its subsidiaries, (iii) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of Company or its subsidiaries, or (iv) induce or attempt to induce any customer, supplier, licensee, or business relation of Company or its subsidiaries to cease doing business with Company or its subsidiaries, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of Company or its subsidiaries. During the non-solicitation period, and for a term of one year following termination of employment with Company, the Employee will not, directly or indirectly, either for himself or any other Person solicit the business of any Person known to the Employee to be a customer of Company or its subsidiaries, whether or not the Employee had personal contact with such Person, with respect to products or activities which compete in whole or in part with the products or activities of Company or its subsidiaries. For purposes of this Agreement, “Person” shall include an individual, trust, estate, corporation, limited liability company, credit union, savings bank, savings and loan association, savings and loan holding company, bank, bank holding company, mortgage company or similar type financial institution, including, without limitation, a de novo financial institution in its organizational phase.

11.    Confidentiality. The Employee acknowledges and agrees to treat as confidential all information known or obtained by the Employee, whether before or after the date hereof, concerning Company or its respective subsidiaries’ records, properties, books, contracts, commitments and affairs, including but not limited to, information regarding accounts, shareholders, finances, strategies, marketing, customers, and potential customers and other information of a similar nature (such information, “Confidential Information”). The Employee agrees that he will not, at any time, disclose to any unauthorized Person, or use for his own account or for the benefit of any third party any Confidential Information, whether or not the Confidential Information is embodied in writing or other physical form, without Company’s express written consent, unless and to the extent that such Confidential Information is or becomes generally known to and available for use by the public other than as a result of Employee’s fault or the fault of any other Person bound by a duty of confidentiality to Company.

12.    Miscellaneous.

(a)    Governing Law. This Agreement shall be governed and construed in accordance with the domestic laws of the State of West Virginia without regard to such State’s principles of conflicts of laws.

(b)    Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto. Neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation without the consent of all parties hereto.

(c)    Entire Agreement; Amendment. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, with respect to the subject matter of this Agreement. This Agreement may not be amended or modified without the written consent of the Company and Employee.

(d)    Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original and all of which together shall constitute one document.

(e)    Definitions. Initially capitalized terms not otherwise defined in this Restricted Stock Agreement shall have the meanings ascribed thereto in the Incentive Plan.

IN WITNESS WHEREOF, the parties have executed this Performance Restricted Shares Agreement as of the date first written above.

WESBANCO, INC.

By:
Todd F. Clossin, President & CEO

EMPLOYEE

WesBanco - Peer Group - Grant of Performance Restricted Shares

Company Name	Ticker	Location

BancorpSouth Inc.	BXS	Tupelo, MS

Banner Corp.	BANR	Walla Walla, WA

First Financial Bancorp.	FFBC	Cincinnati, OH

First Midwest Bancorp Inc.	FMBI	Itasca, IL

Glacier Bancorp Inc.	GBCI	Kalispell, MT

Old National Bancorp	ONB	Evansville, IN

Pinnacle Financial Partners	PNFP	Nashville, TN

South State Corporation	SSB	Columbia, SC

Trustmark Corp.	TRMK	Jackson, MS

Union Bkshs Corp	UBSH	Richmond, VA

United Bankshares Inc.	UBSI	Charleston, WV

United Community Banks Inc.	UCBI	Blairsville, GA

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